Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-231518, 333-221146, 333-165136, 333-105450, 333-115402 and 333-84646) and Form S-3 (No. 333-123505) of Asbury Automotive Group, Inc. of our report dated August 26, 2020, with respect to the combined and consolidated financial statements of Park Place Dealerships – Selected Entities as of and for the year ended December 31, 2019, which report appears in the Form 8-K of Asbury Automotive Group, Inc. dated September 30, 2020.

/s/ Dixon Hughes Goodman LLP

Fort Worth, Texas

September 30, 2020